INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Years Ended March 31,
	2018	2017
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$—	$—

Expenses:
Property operating expenses (including $0 and $0 for the three months ended 2018 and 2017, respectively, from related parties)	—	—
General and administrative (including $42 and $54 for the three months ended 2018 and 2017, respectively, from related parties)	123	130
Net income fee to related party	53	60
Advisory fee to related party	164	162
Total operating expenses	340	352
Net operating loss	(340)	(352)

Other income (expenses):
Interest income from related parties	1,042	1,089
Total other income	1,042	1,089

Income before taxes	702	737
Net income	$702	$737

Earnings per share - basic and diluted
Net income	$0.17	$0.18

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2018	2017
	(Unaudited) (dollars in thousands, except par value amount)
Assets
Real estate land holdings subject to sales contract, at cost	$22,717	$22,717
Total real estate	22,717	22,717

Notes and interest receivable from related parties	13,568	14,030
Total notes and interest receivable	13,568	14,030
Cash and cash equivalents	2	2
Receivable and accrued interest from related parties	50,790	49,631
Other assets	1,517	1,517
Total assets	$88,594	$87,897

Liabilities and Shareholders’ Equity
Liabilities:
Accounts payable and other liabilities	$5	$10
Total liabilities	5	10
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2018 and 2017	42	42
Treasury stock at cost, 5,461 shares in 2018 and 2017	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	26,631	25,929
Total shareholders’ equity	88,589	87,887
Total liabilities and shareholders’ equity	$88,594	$87,897